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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Name: Resources Connection LLC

Jurisdiction of Organization: Delaware

Names under which Resources Connection LLC does business:

  Resources Connection LLC

  Re:sources Connection LLC

  RCTC LLC

  RCTC

  Resources Connection LLC of Delaware

  Resources Connection LLC DBA RCTC

  Resources Connection LLC, a limited liability company of Delaware

Name: Resources Connection Canada, Inc.

Jurisdiction of Organization: Ontario, Canada

Name: Resources Connection (HK) Limited

Jurisdiction of Organization: Hong Kong, People's Republic of China

Name: Resources Connection Taiwan

Jurisdiction of Organization: Taipei, Taiwan

Name: Resources Connection (UK) Ltd.

Jurisdiction of Organization: England and Wales, Great Britain

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